UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2020

CASEY'S GENERAL STORES, INC.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(I.R.S. Employer Identification Number)

One SE Convenience Blvd., Ankeny, Iowa
(Address of principal executive offices)

50021
(Zip Code)

515/965-6100
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Equity Purchase Agreement

On November 8, 2020, Casey’s General Stores, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with (a) Buck’s, Inc., a Nebraska corporation, Chicago SPE (N), Inc., a Delaware corporation, Buchanan Energy (N), LLC, a Delaware limited liability company, Buchanan Energy (S), LLC, a Delaware limited liability company, Buck’s Inc. of Collinsville, a Nebraska corporation, and C.T. Jewell Company, Inc., a Nebraska corporation, and Buck’s Intermediate Holdings, LLC, a Nebraska limited liability company (each of the foregoing entities is a “Seller Company”, and all of the foregoing companies collectively are the “Seller Companies”); (b) Buck’s Holdco, Inc., a Nebraska corporation (the “Seller”); and (c) Steven Buchanan and certain other shareholders and members.  Pursuant to the terms of the Purchase Agreement, following restructuring of the Seller Companies and Seller for tax purposes, the Company will acquire all of the Seller’s equity of Buck’s Intermediate, which at closing will own 100% of the limited liability company interests of the remaining Seller Companies (the “Proposed Transaction”), for an aggregate purchase price in cash of $580 million, subject to customary post-closing adjustments.

The Company’s acquisition of Buchanan Energy will include 94 retail stores and 79 dealer locations, as well as multiple parcels of real estate for future new store construction, which will increase the Company’s footprint to over 2,300 stores.

The Proposed Transaction is conditioned upon the satisfaction of customary closing conditions, including, among others: (1) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (2) the accuracy of the representations and warranties of each party to the Purchase Agreement as of the closing; (3) the performance in all material respects by the parties of their respective covenants under the Purchase Agreement, including receipt of certain consents; and (4) in the case of the Seller Companies, the absence of any material adverse effect since the date of the Purchase Agreement.

The Company anticipates that the closing of the Proposed Transaction will occur no later than December 31, 2020.

The foregoing description of the Purchase Agreement and Proposed Transaction is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1, and is incorporated herein by reference.

Potential Bridge Loan

On November 8, 2020, the Company entered into a commitment letter (“Commitment Letter”) with Goldman Sachs Bank USA (“Goldman”), pursuant to which, and subject to the terms and conditions set forth therein (including the closing of the Proposed Transaction), Goldman (as sole lead arranger, sole bookrunner and administrative agent) committed to lend the Company up to $100 million under a new senior unsecured 364-day bridge loan facility (the “Bridge Loan”). If the Company enters into the Bridge Loan, the proceeds of the Bridge Loan will be used to finance a portion of the cash consideration payable for the Proposed Transaction. The Bridge Loan is contemplated to have a 364-day term.

Indebtedness under the Bridge Loan will bear interest, at the Company’s option, (i) at a base rate, plus a margin to be determined based on the Company’s leverage ratio calculated in accordance with the definitive Bridge Loan documents or (ii) a floating rate based on the Eurodollar rate, which rate can range from 1.50% to 3.00% for base rate loans and 2.50% to 4.00% for Eurodollar loans. The closing of the Bridge Loan is subject to, among other things, the completion of the Proposed Transaction, the negotiation and execution of definitive documentation acceptable to the parties and closing contingencies. As a result, there can be no assurances as to the actual closing or the timing of the closing of the Bridge Loan.

The foregoing description of the Bridge Loan is qualified in its entirety by reference to the Commitment Letter, a copy of which is attached as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*
Equity Purchase Agreement by and among Buck’s, Inc., Chicago SPE (N), Inc., Buchanan Energy (N), LLC, Buchanan Energy (S), LLC, Buck’s Inc. of Collinsville, and C.T. Jewell Company, Inc., and Buck’s Intermediate Holdings, LLC; Buck’s Holdco, Inc., Steven Buchanan and certain other shareholders and members; and Casey’s General Stores, Inc., dated November 8, 2020

10.1	364-Day Bridge Loan Facility Commitment Letter with Goldman Sachs Bank USA, dated November 8, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because such schedules and exhibits do not contain information that is material to an investment decision or that is not otherwise disclosed in the filed agreements. The Company will furnish the omitted schedules and exhibits to the SEC upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASEY'S GENERAL STORES, INC.

	By:	/s/ Stephen P. Bramlage, Jr.
	Name:	Stephen P. Bramlage, Jr.
	Title:	Chief Financial Officer

Dated: November 13, 2020